Pricing Supplement No. 1947BG
To underlying supplement No. 1 dated October 1, 2012,
product supplement BG dated October 9, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated February 5, 2014; Rule 424(b)(2)
$15,198,000 Three-Year Autocallable Securities Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due February 9, 2017
The securities are linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index (each, an “Underlying”) and are designed for investors who seek potential early call prior to maturity. If the Closing Levels of both Underlyings on any Call Date (including the Final Valuation Date) are greater than or equal to their respective Initial Level, the Issuer will automatically call the securities and pay you a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the applicable Call Return based on an annualized return of 13.50%. If the securities are not automatically called and the Final Level of the lesser performing Underlying is greater than or equal to its Knock-In Level, which is 85.00% of its Initial Level, you will receive your initial investment at maturity. If the securities are not automatically called and the Final Level of the lesser performing Underlying is less than its Knock-In Level, you will lose 1.00% of your initial investment for every 1.00% by which the Final Level of such lesser performing Underlying is less than its Initial Level. The securities do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their initial investment if the securities are not automatically called and the Final Level of either Underlying is less than its respective Initial Level by more than 15.00%. Any payment on the securities is subject to the credit of the Issuer.

The securities are senior, unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities.

Terms and Conditions			Payoff Diagram

Issuer	Deutsche Bank AG, London Branch

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.
The Issuer’s estimated value of the securities on the Trade Date is $970.10 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-1 of this pricing supplement for additional information.

Trade Date	February 5, 2014
Issue Date	February 10, 2014
Final Valuation Date†	February 6, 2017
Maturity Date†	February 9, 2017
Call Dates†	February 11, 2015 February 5, 2016 February 6, 2017 (Final Valuation Date)
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Underlyings	S&P 500® Index (Ticker: SPX) Russell 2000® Index (Ticker: RTY)
Issue Price	100% of the Face Amount
Automatic Call
If the Closing Levels of both Underlyings on any Call Date are greater than or equal to their respective Initial Levels, the securities will be automatically called. If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the applicable Call Return for the Call Date payable on the corresponding Call Settlement Date. The Call Return reflects an annualized (non-compounded) return of 13.50%.

Call Return	First Call Date:	113.50%
	Second Call Date:	127.00%
	Last Call Date:	140.50%
Underlying Return	For each Underlying, the Underlying Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level	For each Underlying, the Closing Level of such Underlying on the Trade Date, as set forth below: S&P 500® Index: 1,751.64 Russell 2000® Index: 1,093.59
Final Level	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level	For each Underlying, the closing level of such Underlying on the relevant date of calculation
Knock-In Event	A Knock-In Event occurs if the Final Level of the Laggard Underlying is less than its Knock-In Level.
Knock-In Level	For each Underlying, 85.00% of its Initial Level, as set forth below: S&P 500® Index: 1,488.89 Russell 2000® Index: 929.55
Listing	The securities will not be listed on any securities exchange.
CUSIP	25152RHV8
ISIN	US25152RHV87
†Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlyings:	S&P 500® Index (Ticker: SPX) Russell 2000® Index (Ticker: RTY)
Issue Price:	100% of the Face Amount
Laggard Underlying:
The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Automatic Call:	If the Closing Levels of both Underlyings on any Call Date are greater than or equal to their respective Initial Levels, the securities will be automatically called.
Call Settlement Date:	The third business day after the related Call Date. For the last Call Date, the Call Settlement Date will be the Maturity Date.
Redemption Amount upon Automatic Call:
If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the applicable Call Return for the Call Date payable on the corresponding Call Settlement Date. The Call Return reflects an annualized (non-compounded) return of 13.50%. The expected Call Settlement Date, Call Return and Redemption Amount applicable to each Call Date are set forth in the table below.

Call Date†	Expected Call Settlement Date	Call Return	Redemption Amount (per $1,000 Face Amount of securities)
February 11, 2015	February 17, 2015	113.50%	$1,135.00
February 5, 2016	February 10, 2016	127.00%	$1,270.00
February 6, 2017 (Final Valuation Date)	February 9, 2017 (Maturity Date)	140.50%	$1,405.00
Payment at Maturity:
If the securities are not automatically called, the Payment at Maturity on the securities will depend on whether a Knock-In Event occurs, as follows:
• If a Knock-In Event does not occur, you will be entitled to receive a cash payment at maturity of $1,000.00 per $1,000 Face Amount of securities.
• If a Knock-In Event occurs, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + ($1,000 x Underlying Return of Laggard Underlying)
If the securities are not automatically called and a Knock-In Event occurs, you will be fully exposed to the negative Underlying Return of the Laggard Underlying and you will lose a significant portion or all of your initial investment. Any payment on the securities is subject to the credit of the Issuer.

Knock-In Event:	A Knock-In Event occurs if the Final Level of the Laggard Underlying is less than its Knock-In Level.
Knock-In Level:	For each Underlying, 85.00% of its Initial Level, as set forth below: S&P 500® Index: 1,488.89 Russell 2000® Index: 929.55
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date , as set forth below: S&P 500® Index: 1,751.64 Russell 2000® Index: 1,093.59
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:	For each Underlying, the closing level of such Underlying on the relevant date of calculation
Trade Date:	February 5, 2014
Issue Date:	February 10, 2014
Final Valuation Date†:	February 6, 2017
Maturity Date†:	February 9, 2017
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RHV8
ISIN:	US25152RHV87
†Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$1,000.00	$25.00	$975.00
Total	$15,198,000.00	$379,950.00	$14,818,050.00
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement. The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$15,198,000.00	$1,957.50

February 5, 2014

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

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You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”)  at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement BG dated October 9, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005360/crt_dp33475-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, product supplement, prospectus supplement, prospectus and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Call Dates or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the hypothetical payments on the securities upon an Automatic Call on each of the Call Dates (including the Final Valuation Date). The Call Returns below reflect an annualized (non-compounded) return of 13.50%.

Call Date	Expected Call Settlement Date	Call Return	Redemption Amount (per $1,000 Face Amount of securities)
February 11, 2015	February 17, 2015	113.50%	$1,135.00
February 5, 2016	February 10, 2016	127.00%	$1,270.00
February 6, 2017 (Final Valuation Date)	February 9, 2017 (Maturity Date)	140.50%	$1,405.00

If the securities are not called:

The following table illustrates how the Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances of the Laggard Underlying are calculated if the securities have not been automatically called on any of the Call Dates (including the Final Valuation Date), and assumes an Initial Level of 1,000 and a Knock-In Level of 850 (85.00% of the Initial Level) for the Laggard Underlying. The actual Initial Level and Knock-In Level for each Underlying are set forth on the cover of this pricing supplement.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date.

Hypothetical Final Level of the Laggard Underlying	Hypothetical Underlying Return of the Laggard Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Securities
1,600	60.00%	N/A	N/A
1,400	40.00%	N/A	N/A
1,200	20.00%	N/A	N/A
1,000	0.00%	N/A	N/A
950	-5.00%	$1,000.00	0.00%
900	-10.00%	$1,000.00	0.00%
850	-15.00%	$1,000.00	0.00%
800	-20.00%	$800.00	-20.00%
750	-25.00%	$750.00	-25.00%
700	-30.00%	$700.00	-30.00%
600	-40.00%	$600.00	-40.00%
400	-60.00%	$400.00	-60.00%
250	-75.00%	$250.00	-75.00%
0	-100.00%	$0.00	-100.00%

N/A: Not applicable because the securities will be automatically called if the Closing Levels of both Underlyings are greater than or equal to their respective Initial Levels on the last Call Date (the Final Valuation Date).

The following examples illustrate how the Payment at Maturity or Redemption Amount set forth in the two tables above are calculated.

Example 1: The Closing Levels of both Underlyings are greater than their respective Initial Levels on the first Call Date. Because the Closing Levels of both Underlyings on the first Call Date are greater than or equal to their respective Initial Levels, the securities are automatically called on the first Call Date, and the investor will be entitled to receive a cash payment of $1,135.00 per $1,000 Face Amount of securities on the corresponding Call Settlement Date, calculated as follows:

$1,000 x 113.50% = $1,135.00

Example 2: The securities have not been automatically called prior to the Final Valuation Date and the Final Levels of both Underlyings are greater than their respective Initial Levels. Because the last Call Date is scheduled to be the Final Valuation Date and the Final Levels of both Underlyings are greater than or equal to their respective Initial Levels, the securities are automatically called on the Final Valuation Date, and the investor will be entitled to receive a cash payment of $1,405.00 per $1,000 Face Amount of securities on the corresponding Call Settlement Date (the Maturity Date), calculated as follows:

$1,000 x 140.50% = $1,405.00

Example 3: The securities have not been automatically called prior to the Final Valuation Date and the Final Level of the Laggard Underlying is 900, which is less than its Initial Level of 1,000 but greater than its Knock-In Level of 850. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because the Final Level of the Laggard Underlying is greater than its Knock-In Level, a Knock-In Event does not occur, and the investor will be entitled to receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The securities have not been automatically called prior to the Final Valuation Date, and the Closing Level of the Laggard Underlying decreases 40.00% from its Initial Level of 1,000 to a Final Level of 600 while the Final Level of the other Underlying is above its Initial Level. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because the Final Level of the Laggard Underlying is less than its Knock-In Level of 850, a Knock-In Event occurs and the investor will be entitled to receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

In this example, even though the Final Level of the other Underlying is greater than its Initial Level, because a Knock-In Event has occurred as a result of the decline of the Laggard Underlying, the investor will still lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level.

Example 5: The securities have not been automatically called prior to the Final Valuation Date, the Final Levels of both Underlyings are less than their respective Knock-In Levels and the Closing Level of the Laggard Underlying decreases 60.00% from its Initial Level of 1,000 to a Final Level of 400. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because the Final Level of the Laggard Underlying is less than its Knock-In Level of 850, a Knock-In Event occurs. Because the Underlying Return for the Laggard Underlying is -60.00%, the investor will be entitled to receive a Payment at Maturity of $400.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -60.00%) = $400.00

In this example, even though the Final Levels of both Underlyings are less than their respective Knock-In Levels, the investor’s Payment at Maturity will be calculated solely by reference to the Underlying Return of the Laggard Underlying and the investor will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level.

Selected Purchase Considerations

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FIXED APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED, AND LIMITED PROTECTION AGAINST LOSS — The securities are designed for investors who believe that the Closing Level of neither Underlying will decrease more than 15.00% from its respective Initial Level over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and the Closing Level of either Underlying declines by more than 15.00% from its Initial Level to its Final Level. If the securities are automatically called, you will receive a positive return reflecting the

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applicable Call Return for the Call Date. If the securities are not automatically called and the Underlying Return of the Laggard Underlying is equal to or greater than -15.00%, you will receive your initial investment at maturity. If the Underlying Return of the Laggard Underlying is less than -15.00%, you are exposed to any decline in the Closing Level of the Laggard Underlying and you will lose an amount equal to 1.00% of the Face Amount of your securities for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. You will lose a significant portion or all of your investment if the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than 15.00%. Because the securities are our senior unsecured obligations, payment of any amount on the securities at maturity or upon an Automatic Call is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately three years, the securities will be called if the Closing Levels of both Underlyings are greater than or equal to their respective Initial Levels on any Call Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of 13.50% per annum.

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RETURN LINKED TO THE LESSER PERFORMING OF TWO UNDERLYINGS — The securities are linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index, and if a Knock-In Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity or pursuant to a call) and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

Proposed Treasury regulations under Section 871(m) of the Code, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made to non-U.S. persons in respect of financial instruments that reference U.S. stocks. Under these rules, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. Because these rules generally would apply only to instruments acquired after March 4, 2014, they generally will not apply to initial non-U.S. holders that acquire their securities in this offering. However, a purchaser of securities after March 4, 2014 that is a non-U.S. person might be subject to withholding under these rules, depending on the facts as of the date of the acquisition. Although there are exceptions to the broad reach of these proposed withholding rules, including a potential exception for instruments linked to certain qualifying indices, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. If you are a prospective non-U.S. investor, you should consult your tax adviser regarding the consequences to you of these proposed regulations.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either or both of the Underlyings or in any of the component stocks included in the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee any return of your investment. If the securities are not automatically called, the Payment at Maturity of the securities will depend on whether a Knock-In Event occurs. If a Knock-In Event occurs, your investment will be fully exposed to the decline of the Laggard Underlying measured from its Initial Level to its Final Level, and you could lose up to 100% of your initial investment. The payment of any amount on the securities at maturity or upon an Automatic Call is subject to our ability to meet our obligations as they become due.

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YOUR APPRECIATION POTENTIAL IS LIMITED TO THE CALL RETURN — The appreciation potential of the securities is limited to the pre-specified Call Return on the relevant Call Date, regardless of the performance of the Underlyings. If the securities are not automatically called, you will realize no positive return on the securities, and you may lose up to 100% of your initial investment if a Knock-In Event occurs.

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IF A KNOCK-IN EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — If a Knock-In Event occurs, the payment you receive at maturity will be determined solely by reference to the performance of the Laggard Underlying.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the securities, if any, and any payment on the securities are not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be fully exposed to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities will negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by the other Underlying.

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REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES DO NOT PAY COUPONS — Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks of the Underlyings would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional  debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE SECURITIES COMPOSING THE UNDERLYINGS — The return on your securities may not reflect the return you would realize if you were directly invested in the Underlyings or the securities composing the Underlyings. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the securities composing the Underlyings would have.

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IF THE LEVELS OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the levels of the Underlyings. Changes in the levels of the Underlyings may not result in a comparable change in the value of your securities.

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PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing levels of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market-makers for the securities but are not required to do so. Because we do not expect that other market-makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If, at any time, Deutsche Bank AG or its affiliates do not act as market-makers, it is likely that there would be little or no secondary market for the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlyings;

•	the time remaining to maturity of the securities;

•	the market price of, and dividend rate on, the component stocks of the Underlyings;

•	interest rates and yields in the market generally and in the markets of the component stocks of the Underlyings;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally;

•	the composition of the Underlyings and any change to their component stocks;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY AFFECT THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD

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ADVERSELY AFFECT THE LEVELS OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. The calculation agent will determine, among other things, whether a Knock-In Event has occurred, the Closing Levels and Underlying Returns of the Underlyings and the amount that Deutsche Bank AG will pay you upon an Automatic Call or at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred. The determination of a market disruption event by the calculation agent could adversely affect the amount payable on the securities. In performing these duties, our economic interests and those of our other affiliates are potentially adverse to your interests as an investor in the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Prospective non-U.S. investors should focus in particular on the potential imposition of withholding tax on an investment in the securities, as described above under “Tax Consequences.”

Historical Information

The following graphs set forth the historical performances of the S&P 500® Index and the Russell 2000® Index based on their respective daily closing levels from February 3, 2009 through February 3, 2014. The closing level of the S&P 500® Index on February 5, 2014 was 1,751.64. The closing level of the Russell 2000® Index on February 5, 2014  was 1,093.59. We obtained the historical closing levels of the Underlyings below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Levels of the Underlyings on any of the Call Dates, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 2.50% or $25.00 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.